Exhibit 10.7

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this      day of July, 2013 by and among CURASTAT INC., an Arizona corporation, with an address of 1000 Commerce Drive, Suite 500, Pittsburgh, PA 15275 (“Curastat”), MASTECH HEALTHCARE, INC., a Pennsylvania corporation, with a principal business address of 1000 Commerce Drive, Suite 500, Pittsburgh, PA 15275 (“Mastech Healthcare”) (Curastat and Mastech Healthcare are hereinafter collectively the “Seller”), MASTECH HOLDINGS, INC., a Pennsylvania corporation, with an address of 1000 Commerce Drive, Suite 500, Pittsburgh, PA 15275 (hereinafter referred to as “Shareholder”), and ACCOUNTABLE HEALTHCARE STAFFING, INC., a Delaware corporation with a principal business address at 4755 Technology Way, Suite 202, Boca Raton, FL 33431 (“Buyer”).

For value received, and in consideration of the mutual promises contained in this Agreement, the parties agree to the following recitals, terms and conditions.

1. Recitals.

(a) Shareholder owns and operates the supplemental healthcare staffing businesses Curastat and Mastech Healthcare under the trade names of “Curastat Healthcare Group,” “Curastat Home Health Care,” “Curastat Home Care,” “Surgical Service Staffing, Inc.,” “Surgical Service Staffing,” and “Mastech Healthcare” throughout the United States, principally operating in Phoenix, AZ and Chicago, IL (the “Business”).

(b) The Shareholder is the sole officer, director and shareholder of Curastat and Mastech Healthcare.

(c) Seller and Shareholder desire to sell, and Buyer desires to purchase, substantially all of the assets used in or relating to the operation of the Business, as a going concern, in accordance with the terms and conditions set forth in this Agreement.

2. Transfer of Assets. Except as set forth in Section 2(k), Seller and Shareholder agree to sell, assign, transfer and deliver to Buyer (or its assigns and subsidiaries as determined by Buyer), and Buyer agrees to purchase and accept from Seller, at the Closing (as defined below), as described below, all of Seller’s assets and properties, real and personal, tangible and intangible, of every kind and description, wherever located, which are used by Seller in connection with the operation of the Business, as a going concern including, without limitation, the following assets (collectively, the “Assets”):

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(a) Tangible Personal Property. All machinery, equipment, tools, furniture, fixtures, office equipment, supplies, inventory, and other items of tangible personal property of every kind owned by Seller and used in connection with the Business (wherever located and whether or not carried on Seller’s books), including, without limitation, those listed on Schedule 2(a) (the “Tangible Personal Property”), and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Effective Date (as defined below), together with any express or implied warranty by the manufacturers of any item or component part thereof, and all maintenance records and other documents relating thereto; together with all of Seller’s other tangible assets of every kind and description, real, personal or mixed, wherever located, which are carried on the books of the Business or which are owned by Seller and used in connection with the Business.

(b) Leased Real Property. All of Seller’s interests in real property leased by Seller and used in connection with the Business (the “Leased Real Property”), which interests, together with the leases relating thereto (the “Real Property Leases”), are more particularly described on Schedule 2(b).

(c) Contracts. All of Seller’s interests in Seller’s ordinary course contracts with its clients, Seller’s rights under covenants not to compete, confidentiality agreements and/or proprietary rights agreements with Seller’s employees and independent contractors (to the extent such agreements exist and such rights are assignable), and Seller’s contracts and commitments described on Schedule 2(c) (the “Contracts”).

(d) Intellectual Property. All of the intellectual property rights that are owned or used by Seller in connection with the Business, including the following: (A) the name “Curastat Healthcare Group,” “Curastat Home Health Care,” “Curastat Home Care,” and “Mastech Healthcare,” and all trademarks, service marks, licenses, trade names, logos and other designations (the “Marks”) and all registrations and applications for registration relating thereto, (B) all computer databases, software and licenses thereto, and all copyrighted works (the “Copyrights”) and registrations therefor, (C) all inventions that are the subject of letters patent or applications therefor (the “Patents”) and (D) all confidential or proprietary processes, technical data and other similar information that is of commercial value to the Business (the “Trade Secrets”) (the Marks and registrations therefor, Copyrights and registrations therefor, Patents and Trade Secrets being referred to collectively herein as the “Intellectual Property”), together with the goodwill related thereto, and any royalty income from the Intellectual Property accruing after the Closing Effective Date. All other items of Intellectual Property not described in this subsection are described on Schedule 2(d). Buyer agrees to discontinue use of the name Mastech Healthcare on or before December 31, 2013.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(e) Permits. All permits, authorizations, certificates, approvals and licenses relating to the operation of the Business, including without limitation those listed on Schedule 2(e) (the “Permits”).

(f) Records. All of Seller’s records, technical data, asset ledgers, books of account, inventory records, budgets, customer and supplier lists, payroll and personnel records, computer programs, advertising material, marketing information, policy or operational manuals, correspondence and other files created or maintained in connection with the Business.

(g) [Deleted]

(h) [Deleted]

(i) Goodwill. Any and all of Seller’s goodwill in and going concern value of the Business, together with Seller’s confidentiality and non-competition agreements with employees, whether oral or written, and Seller’s rights to its existing telephone numbers.

(j) Other Intangibles. All other intangible assets of any kind or description, wherever located, whether or not carried on the books of the Business, which are owned by Seller or which are used in connection with the operation of the Business.

(k) Excluded Assets. The following assets shall be excluded from the Assets and shall be retained by Seller.

(1) Cash. All cash on hand and on deposit in banks, cash equivalents and investments.

(2) Accounts Receivable. All of Seller’s accounts receivable, and unbilled revenue and trade accounts in connection with the Business prior to the Closing Effective Date.

(3) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of business of the Business or with the written consent of Buyer between the date hereof and the Closing Effective Date.

(4) Certain Records. Corporate minute books and stock books of Seller and any of Seller’s predecessors in interest.

(5) Certain Contracts. Any contracts or other agreements entered into by Seller or by which Seller or any of the Assets is bound, other than the Contracts described in Schedule 2(c); provided, however, that Buyer shall have the option of assuming one or more of such contracts and receiving assignments of such assumed contracts.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(6) Employees’ Property. Any personal property owned by employees of the Seller.

(7) Insurance. All insurance policies relating to the Business in force prior to or at the time of Closing.

(8) Personal Vehicles. Any vehicles owned by Seller.

(9) Deposits and Prepaid Expenses. All of Seller’s deposits, rights to refunds and prepaid expenses in connection with the Business.

3. Liabilities.

(a) The Assets shall be sold and conveyed to Buyer, or its assigns or subsidiaries as determined by Buyer, free and clear of all liabilities, obligations, liens, security interests and encumbrances whatsoever, except as specifically provided herein. Buyer shall in no event assume or be liable for any liability or obligation not specifically assumed pursuant to this Section 3 and in instruments of assumption delivered by it at Closing, and, except as expressly provided in this Section 3, Seller shall retain responsibility for all liabilities, whether or not accrued and whether or not disclosed that occurred up to the Closing Date. Specifically, but without limiting the generality of the foregoing sentence, except as provided on Schedule 3(a), Buyer shall not assume any liability or obligation of Seller with respect to (i) malpractice liability and any other similar claims, (ii) taxes and related penalties and interest of any kind, (iii) employees or former employees of Seller, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Seller of their employees or Seller’s termination of such employees, and (iv) independent contractors or former independent contractors of Seller, including any liability for accrued compensation, taxes, severance pay entitlements, deferred compensation benefits or any other obligations or expenses arising out of or relating to the engagement by Seller of its independent contractors or Seller’s termination of such independent contractors. Seller shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (including liabilities for violations thereof), for all “qualifying events” (as defined in COBRA) occurring with respect to employees and their dependents prior to and on the Closing Effective Date, including qualifying events that occur as a result of the sale of the Assets contemplated by this Agreement.

(b) As the sole exceptions to the provisions of Section 3(a) above, Buyer, or its assigns or subsidiaries as determined by Buyer, will assume at Closing the following obligations of Seller: (i) to the extent that such obligations are not performed or to be performed prior to the Closing Effective Date the obligations of Seller under the Contracts and Real Property Leases to the extent

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

such obligations are disclosed in the text of such Contracts and Real Property Leases and accrue subsequent to the Closing Effective Date, and (ii) the expenses pursuant to Section 4(d)(5) and (6) limited to the period subsequent to the Closing Effective Date (collectively, the “Assumed Liabilities”).

4. Consideration.

(a) Purchase Price. The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for the Assets is contained in this Section 4.

(b) Payment of Purchase Price. Buyer shall pay the Purchase Price as follows:

$1,150,000 (the “Closing Payment”) shall be paid to Seller by wire transfer to an account designated by the applicable payee or a cashier’s check drawn upon a federally insured Florida lending institution on the date of Closing.

(c) Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 4(c). For tax purposes, the parties shall report the transactions contemplated by this Agreement in accordance with such allocation.

(d) Adjustment of Certain Items. With respect to certain expenses incurred in the operation of the Business, Buyer and Seller shall make the following adjustments, and after all adjustments have been made and a determination has been made as to which party is entitled to a credit, if such adjustment cannot be made at the time of Closing, such party shall be promptly reimbursed by the other party for the amount of such credit:

(1) Operating Expenses. Except as provided in Section 3(b), Seller shall continue to be responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets up to the Closing Effective Date, and Buyer shall become responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets from and after the Closing Effective Date.

(2) Taxes. Personal property taxes shall be apportioned at the Closing as of the Closing Effective Date, based on current tax bills available; and if not available, based on the most recent tax bills available with appropriate subsequent adjustment when bills for the current year are received. Seller shall be liable for all taxes that result from payments received by or made on behalf of Seller pursuant to the transactions contemplated by this Agreement.

(3) Utilities. Electric, water, sewer and similar charges shall be paid directly to the obligee by Seller and Buyer based on meter readings as of the Closing Effective Date and at the prevailing rates, if possible; otherwise such charges shall be apportioned based on the number of operating days occurring before and after the Closing Effective Date during the billing period for each such charge.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(4) Personal Property Leases. The next payment due to personal property lessors after the Closing Effective Date with respect to any leased equipment that is assigned to and assumed by Buyer shall be apportioned between Seller and Buyer based on the time in such period before and after the Closing Effective Date.

(5) Employee Expenses. Salaries, wages, commissions, payroll taxes, vacation pay and sick pay shall be prorated between Seller and Buyer as of the Closing Effective Date with respect to all of Seller’s employees who enter the employment of Buyer following the Closing. Seller shall provide Buyer with a credit on the Closing Statement reflecting Buyer’s assumption of the accrued paid time off (vacation and personal leave time) and severance due Seller’s employees, including the corresponding payroll tax burden of ten percent (10%), as of the Closing Effective Date. See Schedule 4(d) for a list of Seller’s employees who are to be employed by Buyer as of the Closing Effective Date, as well as their respective vacation, paid time off, severance, bonus, and commission accruals as of the Closing Effective Date.

(6) Independent Contractor Expenses. Expenses associated with services provided by independent contractors shall be prorated between Seller and Buyer as of the Closing Effective Date with respect to all of Seller’s independent contractors who enter into an engagement with Buyer following the Closing. See Schedule 4(d) for a list of Seller’s independent contractors who are to be engaged by Buyer as of the Closing Effective Date.

(e) Noncompetition. In order to ensure to Buyer the full benefits of the Assets and the Business, Seller, the Shareholder, for themselves and their affiliates, will execute and deliver at the Closing a Confidential Information and Noncompete Agreement (the “Noncompetition Agreement”) in the form attached hereto as Exhibit A.

(f) Employment. In order to provide for the orderly transition of the Business, Buyer shall enter into an employment agreement with Risher G. Dumpit (the “Employment Agreement”), in the form attached as Exhibit B, which shall reference, replace and supersede the employment agreement entered into between Seller and Dumpit dated March 18, 2013 (“Prior Agreement”). The Employment Agreement shall specifically state that Dumpit acknowledges and represents that the Prior Agreement is null and void as of the effective date of the Employment Agreement.

5. Closing. The closing (“Closing”) of the sale and purchase contemplated by this Agreement shall take place on the 12th day of August 2013, which may be extended at Buyer’s sole discretion for an additional ten (10) days, or at such other time as the parties may mutually agree, at Seller’s office or at such other place as the parties may mutually agree. The Closing shall be deemed to have occurred as of 12:01 am EST on August 11, 2013 (“Closing Effective Date”), unless extended as provided above.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

6. Closing Documentation.

(a) Seller’s and Shareholder’s Documents. At Closing, Seller and Shareholder shall deliver to Buyer the following fully executed documents:

(1) A Bill of Sale in the form attached to this Agreement as Exhibit C;

(2) An Assignment of Trade Names and Intellectual Property Rights in the form attached to this Agreement as Exhibit D (the “Intellectual Property Assignment”);

(3) An Assignment and Assumption of Real Property Leases in the form attached to this Agreement as Exhibit E (the “Real Property Assignment”);

(4) An Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit F (the “Contract Assignment”);

(5) The Noncompetition Agreement;

(6) The Restrictive Covenant Agreements (as defined in Section 12(a)(1));

(7) Duly entered corporate resolutions of Seller authorizing the transactions contemplated by this Agreement, accompanied by a certification of the Secretary of Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with evidence that Curastat, Inc. and Mastech Healthcare, Inc. are in good standing within the State of Arizona and Pennsylvania, respectively;

(8) An opinion of counsel substantially in the form attached to this Agreement as Exhibit G;

(9) Such releases, consents, waivers and approvals in forms reasonably satisfactory to Buyer;

(10) Such releases, consents, waivers and approvals, in forms reasonably satisfactory to Buyer, as may be necessary to effect the conveyance, transfer, assignment and delivery of the Assets, free and clear of all liens, encumbrances, claims, options, rights of first refusal and other agreements (collectively, “Liens”);

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(11) Such other instruments of transfer or assignment, in forms reasonably satisfactory to Buyer, as may be necessary in order to vest Buyer with good and marketable title to the Assets; and

(12) An opinion of counsel, from Michael Hammond, Esq. of Hammond Law Group, in form and substance acceptable to Buyer, evidencing that there are no anticipated liabilities associated with the H1B employees being transferred to Buyer’s payroll (the “Employees”), such Employees being reflected on Schedule 6(a)(12) attached hereto; and

(13) Transfer of telephone number (630) 734-3016 from Farah Rajwany and/or Surgical Service Staffing, Inc. to Buyer.

(b) Buyer’s Documents. At Closing, Buyer shall deliver or cause to be delivered the following:

(1) Duly entered corporate resolutions of Buyer authorizing the transaction contemplated by this Agreement, accompanied by a certification of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with a good standing certificate from the Delaware Secretary of State dated not more than 3 days prior to the Closing;

(2) A final version of Schedule 4(c) to this Agreement reasonably acceptable to Seller;

(3) The Closing Payment;

(4) The Intellectual Property Assignment;

(5) The Real Property Assignment;

(6) The Contract Assignment; and

(7) The Noncompetition Agreement.

7. Warranties and Representations. Seller and the Shareholder, jointly and severally, warrant and represent to Buyer as follows:

(a) Seller is the owner of and have good, absolute and marketable title to the Assets, and, as of the Closing Effective Date, the Assets shall be free and clear of all Liens of every kind, except those Liens assumed by the Buyer in accordance with this Agreement.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(b) All financial information furnished and to be furnished to Buyer in connection with this transaction is complete and fairly represents the financial information of the Business. Except as described in this Agreement or reflected in the financial statements furnished by Seller to Buyer, there is no liability or obligation of Seller related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2012, and are not material, in the aggregate, to the Business or the operations or financial condition of Seller.

(c) Seller has entered into no other contract for the sale of the Assets.

(d) Curastat is a C corporation duly organized and in good standing under the laws of the State of Arizona, and Mastech Healthcare is a C corporation duly organized and in good standing under the laws of the State of Pennsylvania, with all requisite power and authority to carry on the Business as is presently conducted. Seller is qualified to do business and in good standing under the laws of the jurisdictions listed on Schedule 7(d).

(e) Except as disclosed on Schedule 7(e), Seller has duly filed all federal, state and local payroll tax returns required to be filed and has paid all federal, state and local payroll taxes required to be paid with respect to the periods covered by such returns. All federal, state and local payroll taxes of Seller shall be paid as of the Closing Effective Date. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Seller of the Shareholder, threatening to assert against Seller any deficiency or claim for additional payroll taxes or interest thereon or penalties in connection therewith, which additional payroll taxes, interest or penalties, if any, Seller shall promptly pay upon assessment.

(f) Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

(g) The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions on the part of Seller and, upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Seller.

(h) Neither the execution and delivery by Seller or the Shareholder of this Agreement nor the consummation by Seller or the Shareholder of the transactions contemplated herein will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Seller or any of the Shareholder pursuant to any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Seller or any of the Shareholder is bound, to which Seller or any of the Shareholder is a party, or to which the assets of Seller or any of the Shareholder is subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the articles of organization or bylaws of Seller.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(i) Seller has all necessary licenses and permits to carry on the Business, and Seller has complied, and through the Closing Effective Date will continue to comply, in all material respects with all applicable federal, state and local laws, rules and regulations. No authorization or approval of, or filing with, any governmental agency, board, commission, bureau, instrumentality or department (each, a “Governmental Authority”) or any other third Persons will be required in connection with Seller’s or the Shareholder’ execution and delivery of this Agreement or consummation of the transactions contemplated herein.

(j) Except as provided on Schedule 7(j), there are no legal actions, suits, arbitrations, or other legal, administrative or other proceedings pending or threatened against the Seller or any of the Shareholder, their properties, assets or the Business, and Seller and the Shareholder are not aware of any fact which might result in any such action, suit, arbitration or other legal, administrative or other proceeding. Neither Seller nor any of the Shareholder is in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other Governmental Authority. Neither Seller nor Shareholder is charged or threatened with or under investigation with respect to any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.

(k) All Contracts are in full force and effect, valid and enforceable in accordance with their respective terms. There are no existing defaults of Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller under the Contracts, nor are material amendments pending with respect to any Contracts. No Contract is a governmental contract subject to price redetermination or renegotiation. Seller has no oral agreements with customers which require Seller to provide services at no charge or at rates significantly below the average rates for such services set forth in Seller’s written customer contracts. Seller and Shareholder shall act in good faith and use best efforts to effectuate the transfer of all Contracts to Buyer.

(l) The Shareholder is the sole owner of Curastat and Mastech Healthcare.

(m) All equipment used in connection with the Business is in proper working order and is, and will be as of the Closing Effective Date, in compliance with the rules and regulations of all applicable statutes, ordinances, rules and regulations.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(n) A true, correct and complete copy of each Real Property Lease to which the Seller is a party is referenced on Schedule 7(n). The payments due under each Real Property Lease are current as of the Closing Effective Date. There have been no violations or breaches under any Real Property Lease by either Seller or the applicable landlord, and Seller has not notified any landlord of any intention to terminate the Lease. Seller has not carried out any alterations or caused any damage to any Leased Real Property which would require Seller, as tenant, to restore the Leased Real Property to its original condition at the expiration of the applicable Real Property Lease. Each Real Property Lease may be assigned to Buyer, subject to approval of the applicable landlord, and prior to the Closing Effective Date, Seller shall furnish Buyer with evidence of each landlord’s consent to the assignment of the applicable Real Property Lease to Buyer in a form satisfactory to Buyer.

(o) [deleted].

(p) Schedule 7(p) contains a true and complete list of each employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employee welfare benefit plan as defined in Section 3(1) of ERISA, and each deferred compensation, option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”), for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, member, manager, Shareholder or independent contractor of the Seller or any Seller ERISA Affiliate (the “Employee Benefit Plans”). Schedule 7(p) identifies each plan that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA. Seller has no liability with respect to any plan, arrangement or practice of the type described in this Section 7(p) other than the Employee Benefit Plans set forth on Schedule 7(p).

Seller does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any “multiemployer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Seller does not participate currently and has never participated in and are not required currently and has never been required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

Except for Seller’s general severance policy disclosed to Buyer, no Employee Benefit Plan or other agreement obligates Seller to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement and no individual shall accrue or receive any additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan as a result of the actions contemplated by this Agreement.

Buyer will not suffer any loss, cost or liability as a result of any claim that Seller or any entity that would be aggregated with Seller under Code Section 414(b), (c), (m) or (o), has not complied with the provisions of this Section 7(p) with respect to each Employee Benefit Plan maintained by any such entity.

(q) Except as noted in Schedule 7(q), since January 1, 2013, none of Seller’s major customers have terminated or indicated an intention to terminate its business with Seller, or indicated to Seller an intention to reduce the volume of its business with Seller.

(r) Schedule 7(r) lists the names of all full-time and part-time employees of Seller and sets forth a job description or title and compensation for each such Person. Schedule 7(r) also sets forth a list of all written and oral employment and noncompetition agreements with Seller’s employees. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, work stoppage, or other material interference with or impairment by labor of the business of Seller pending or, to the knowledge of Seller, threatened or contemplated against or directly affecting the Business. Seller’s employees are not represented by any labor or trade union, nor has there been any attempt to organize Seller’s employees during the 90 day period prior to the date of this Agreement. Seller warrants that there has been no carryover of employee vacation or sick pay from prior fiscal years.

(s) Schedule 7(s) lists the names of all independent contractors of Sellers and sets forth a description of each contractor’s skill set and compensation for each such Person. Schedule 7(s) also sets forth a list of all written and oral agreements with Sellers’ independent contractors.

(t) Except for the trade names “Curastat Healthcare Group,” “Curastat Home Health Care,” “Curastat Home Care,” and “Mastech Healthcare,” Seller has no patents, trademarks, service marks, trade names, copyrights, computer programs or program rights, licenses or other similar intangible property rights and interest which they use in connection with the Business. Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of Seller.

(u) Neither Seller nor the Shareholder own directly or indirectly, on an individual or joint basis, any material interest in any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business. None of Seller’s customers has become a customer of Seller because of personal or financial relationships with Seller’s management or affiliated Persons.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

(v) Neither Seller nor the Shareholder have dealt with a broker or finder in connection with this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from Seller or Shareholder in connection with the transactions contemplated by this Agreement.

(y) No representation or warranty by the Seller or Shareholder in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

(z) Sellers representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only for a period of two (2) years following the Closing Effective Date.

8. Warranties and Representations of Buyer. Buyer warrants and represents to Seller as follows:

(a) Buyer is a corporation which is duly organized and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as it is presently conducted.

(b) Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

(c) The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions, and upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Buyer.

(d) Buyer has not dealt with a broker or finder in connection with this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from Buyer in connection with the transactions contemplated by this Agreement.

(e) No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

(f) Buyers representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only for a period of two (2) years following the Closing Effective Date.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

9. Expenses of Sale. Except as otherwise provided in this Agreement, each party agrees to bear its own legal, accounting and other expenses in connection with the preparation and consummation of this Agreement.

10. Risk of Loss. The risk of loss and damage to the Assets shall be borne by Seller prior to Closing Effective Date. If the Assets are damaged and cannot be substantially restored to their current condition prior to Closing Effective Date, Buyer may elect to terminate its obligations under this Agreement. Alternatively, Buyer may elect to purchase the Assets in their damaged condition, in which event Buyer shall be entitled to the benefit of any insurance on the Assets, or if not insured, a reduction of the Purchase Price.

11. Covenants of the Parties.

(a) Maintenance of Business Records. For a period of seven (7) years after the Closing Effective Date, Buyer will preserve and safe keep any records, files and documents transferred to Buyer that relate to the Assets as required by reasonable business practices for the joint benefit of Seller and Buyer. Seller and Buyer shall cooperate from and after the Closing Effective Date to provide to the other upon request such information and records relating to the Business in the possession of the non-requesting party which information or record is reasonably necessary for the operation of the requesting party or the requesting party is required to produce to a third party in connection with legal, administrative or governmental proceedings. The requesting party agrees to give the non-requesting party prompt notice of all requests for disclosure of such information or records that arise during legal, administrative or governmental proceedings involving the requesting party, so that the non-requesting party may seek a protective order with respect to the threatened disclosure. If the requesting party or any other Person is required to disclose such information or records, the requesting party agrees to give written notice to the non-requesting party as soon as possible of the information and records required to be disclosed and, at the non-requesting party’s request and expense, to use reasonable efforts to obtain assurances that such information and records required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.

(b) Seller’s Debts and Obligations. Except as otherwise provided in this Agreement, all of Seller’s debts and obligations including, but not limited to, accounts payable and sales, federal and state income taxes, will be paid by Seller.

(c) Further Assurances. Seller, Shareholder and Buyer, as applicable, shall use their respective best efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Closing; (ii) cause to be performed all of the matters required to be performed upon the Closing; and (iii)

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take such steps and do such acts as may be necessary to make all of the warranties and representations of the applicable party true and correct in all material respects as of the Closing. From time to time after the Closing, at Buyer’s request and without further consideration, Seller and Shareholder as applicable, shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably require in order to more effectively convey, transfer, assign or deliver the Assets to Buyer, it successors or assigns, including but not limited to, Seller and Shareholder acting in good faith and using best efforts to effectuate the transfer to and assumption of all Contracts by Buyer.

(d) Employment of Seller’s Employees. Seller and Buyer acknowledge that Buyer desires to hire those employees of Seller that meet Buyer’s employment criteria. Seller agrees to use its best efforts to assist Buyer in hiring such employees of Seller

(e) Engagement of Seller’s Independent Contractors. Seller and Buyer acknowledge that Buyer desires to engage those independent contractors of Seller that meet Buyer’s criteria. Seller agrees to use its best efforts to assist Buyer in engaging such independent contractors of Seller.

(f) Name Change. As soon as practicable after the Closing, Seller will change its name to a name that is not similar to its current name, and will provide Buyer with prompt written notice of the name change, including a copy of any certificate or document issued by the applicable Governmental Authority confirming the name change.

(g) Insurance. Seller shall obtain and provide Buyer with evidence reasonably satisfactory to Buyer that Seller’s insurance coverage for all professional liability and employment practices liability arising prior to the Closing Effective Date, as well as any Seller healthcare professional shifts that start the day prior to the Closing Effective Date and continue into the Closing Effective Date (i) is on a claims made basis; (ii) Seller shall obtain three (3) years of tail coverage; and (iii) provide Buyer proof of the tail coverage. For the sake of clarification, it is not intended that the insurance coverage obtained by Seller cover any liabilities incurred during the healthcare professional shifts that occur after the Closing Effective Date despite that the commencement of the healthcare professional shift occurs prior to the Closing Effective Date.

(h) Payment of Brokers. Seller has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller shall be solely responsible for, and shall pay at Closing, all commissions, fees and expenses of Seller’s broker, if any.

(i) Operation of the Business. Between the date of this Agreement and the Closing, Seller shall (and Shareholder shall cause Seller to): (a) conduct its business only in the ordinary course of business; (b) except as otherwise directed by Buyer in writing, and without making any

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

commitment on Buyer’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (c) confer with Buyer prior to implementing operational decisions of a material nature; (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances; (e) make no material changes in management personnel without prior consultation with Buyer; (f) maintain the Assets in a state of repair and condition that complies with all legal requirements and is consistent with the requirements and normal conduct of Seller’s business; (g) keep in full force and effect, without amendment, all material rights relating to Seller’s business; (h) comply with all legal requirements and contractual obligations applicable to the operations of Seller’s business; (i) continue in full force and effect all insurance coverage or substantially equivalent policies; (j) cooperate with Buyer and assist Buyer in identifying the governmental authorizations required by Buyer to operate the business from and after the Closing Effective Date and either transferring existing governmental authorizations of Seller to Buyer, where permissible, or obtaining new governmental authorizations for Buyer; and (k) maintain all books and records of Seller relating to Seller’s business in the ordinary course of business.

(j) Access Investigation. Between the date of this Agreement and the Closing, and upon reasonable advance notice received from Buyer, Seller shall (and Shareholder shall cause Seller to): (a) afford Buyer and its representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, Contracts, governmental authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, governmental authorizations, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.

(k) Notification. Between the date of this Agreement and the Closing, Seller and Shareholder shall promptly notify Buyer in writing if either of them becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or either Shareholder’ discovery of, such fact or condition.

(l) No Negotiation. Until such time as this Agreement shall be terminated, neither Seller nor Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or

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consider the merits of any inquiries or proposals from any person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholder of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets. Seller and Shareholder shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or Shareholder.

(m) Interim Financial Statements. Until the Closing, Seller shall deliver to Buyer within five (5) days after Buyer’s request, the end of each month a copy of the Seller’s financial statements for such month prepared in a manner and containing information consistent with Seller’s current practices.

12. Conditions Precedent.

(a) Conditions Precedent to Buyer’s Obligations. Buyer’s obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing:

(1) The execution of the confidentiality and noncompetition agreements (the “Restrictive Covenant Agreements”) in a form reasonably satisfactory to Buyer by all of Seller’s employees and independent contractors listed in Schedules 7(r) and 7(s).

(2) Execution of the Employment Agreements, Noncompetition Agreement and the Shareholder Agreement.

(3) Consent by all landlords to the assignment or sublease of the Real Property Leases to Buyer.

(4) [Deleted]

(5) Seller’s and Shareholder’s representations and warranties contained in this Agreement being true and correct.

(6) Seller’s delivery to Buyer of all bills, instruments of transfer and assignment documents necessary or appropriate to transfer to Buyer good and marketable title in and to the Assets, free and clear of Liens including, without limitation, all documents described in Section 6(a) above.

(7) Seller and Shareholder having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed by or complied with by Seller or the Shareholder, as applicable, on or before the Closing.

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(8) No action or proceeding shall be pending by or before any Court or other Governmental Authority seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(9) All third party consents and approvals required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and Buyer shall have received evidence reasonably satisfactory to it reflecting the granting of the consents and approvals.

(10) All actions, proceedings, instruments, documents and other relevant legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Buyer.

(b) Conditions Precedent to Seller’s and Shareholder’s Obligations. Seller’s and Shareholder’ obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing:

(1) Consent by all landlords to the assignment or sublease of the Real Property Leases to Buyer.

(2) Buyer’s delivery to Seller of all documents described in Section 6(b) above.

(3) Buyer’s delivery of the Closing Payment.

(4) Buyer having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed by or complied with by Buyer on or before the Closing.

(5) No action or proceeding shall be pending by or before any Court or other Governmental Authority seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(6) Buyer’s representations and warranties contained in this Agreement being true and correct.

(7) All third party consents and approvals required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and Sellers shall have received evidence reasonably satisfactory to it reflecting the granting of the consents and approvals.

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(8) All actions, proceedings, instruments, documents and other relevant legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Sellers.

13. Disclosure of Transaction. No public announcement of the execution of this Agreement or the transactions contemplated herein shall be made without the mutual prior written approvals of Buyer and Seller. No party shall make any disclosure of the Purchase Price or other terms hereunder except to its lenders or investors without the prior written approval of the other party; provided that any party may disclose such information as may be required under federal, state or provincial securities laws and regulations.

14. Indemnification.

(a) From and after the Closing, Seller and Shareholder, jointly and severally, shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an “Indemnified Buyer Party”) against and in respect of all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

(1) liabilities and obligations of Seller or Shareholder of any nature whatsoever (including liabilities for taxes), except for those liabilities and obligations of Seller which Buyer specifically assumes pursuant to this Agreement;

(2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that (i) relate to the Business in which the principal event giving rise thereto occurred prior to the Closing Effective Date, (ii) relate to the Seller or to the Shareholder (unless and to the extent arising from action of or failure to act by an Indemnified Buyer Party) or (iii) result from or arise out of any action or inaction of Seller or the Shareholder or any director, officer, employee, agent, representative or subcontractor of Seller arising out of or relating to the Business, except for those which Buyer specifically assumes pursuant to this Agreement;

(3) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or any of the Shareholder under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(4) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

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(b) From and after the Closing, Buyer shall reimburse, indemnify and hold harmless Sellers and Shareholder and each of their successors and assigns (each an “Indemnified Seller Party”) against and in respect of all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from or arise out of:

(1) liabilities and obligations of Buyer of any nature whatsoever (including liabilities for taxes), except for liabilities and obligations for which Buyer is entitled to indemnification by Seller and the Shareholder pursuant to this Agreement;

(2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that (i) relate to the Business in which the principal event giving rise thereto occurred from and after the Closing Effective Date, (ii) relate to Buyer (unless and to the extent arising from action of or failure to act by an Indemnified Seller Party) or (iii) result from or arise out of any action or inaction from and after the Closing Effective Date of Buyer or any director, officer, employee, agent or representative of Buyer arising out of or relating to the Business;

(3) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement; and

(4) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, and reasonable costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

(c) In the event that an Indemnified Buyer Party or an Indemnified Seller Party seeks indemnification (the “Indemnitee”) from the other party or parties to this Agreement (the “Indemnitor”), the Indemnitee shall promptly notify the Indemnitor in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim or demand (the “Claim Notice”). The Indemnitor shall have ten business days from the date of delivery of the Claim Notice (the “Notice Period”) to notify the Indemnitee whether or not the Indemnitor disputes its liability to the Indemnitee hereunder with respect to such claim or demand and, notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against any such claim or demand.

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(d) In the event that Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming subject to further liability in respect of such matter; provided, however, Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance reasonably satisfactory to the Indemnitee, as the case may be, from all liability in respect of such claim or litigation. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which would reasonably be expected to have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Indemnitor hereunder; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitee elects to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

(e) (1) If the Indemnitor elects not to defend the Indemnitee against a claim or demand, by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder.

(2) In the event an Indemnitee has a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to Indemnitor. If Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Indemnitor hereunder.

(f) Notwithstanding any other provision hereof, the Indemnitor shall not have any indemnification obligations under Section 14 unless and until the claims asserted against such Indemnitor exceed $20,000 in the aggregate (the “Threshold Amount”); thereafter, such Indemnitor shall be liable for all indemnification claims properly asserted against it, excluding those comprising the Threshold Amount.

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(g) Seller and Shareholder’s indemnification obligations under Section 14(a) shall be capped at $1,115,000; provided, however, that where liabilities arise from or out of or are caused by or in any way relate to fraud on the part of Seller or any person acting on its behalf, there shall be no limitation on Seller’s indemnification obligations hereunder.

(h) Upon the determination of liability under this Section, the Indemnitor shall pay to the Indemnitee, within ten business days after such determination, the amount of the claim for indemnification made hereunder. In the event that the Indemnitee is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Indemnitor’s obligation to indemnify has been determined, the Indemnitee shall have the right, notwithstanding any other rights that it may have against any other Person, to set off the unpaid amount of any such claim against any amounts owed by the Indemnitee under any agreements entered into pursuant to this Agreement. Upon the payment in full of a claim, either by set off or otherwise, the Indemnitor shall be subrogated to the rights of the Indemnitee against any Person with respect to the subject matter of such claim.

(i) The indemnification rights under this Section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

(j) Without precluding Buyer from exercising any other right, power or remedy pursuant to this Agreement or at law or in equity, Buyer shall be entitled to offset against amounts due Seller hereunder any expenses suffered, incurred or sustained, directly or indirectly, by Buyer because a representation or warranty of Seller or any of the Shareholder contained in this Agreement is false or materially misleading or which arises or results from or relates to any breach of or failure by Seller or Shareholder to perform any of their representations, warranties, covenants or agreements contained in this Agreement.

15. Miscellaneous Provisions.

(a) Notices. All notices, requests, demands or other communications that are required to be or may be given under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth below by (i) certified mail, return receipt requested, and in such case shall be deemed given three business days after mailing or (ii) confirmed email, personal delivery or overnight delivery by a nationally recognized delivery service, and in each case shall be deemed given upon delivery. Any party may, by written notice to the other parties as provided in this Section, change the place to which all further notices to such party shall be sent.

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):

If to Curastat, Mastech Healthcare or Shareholder:

1000 Commerce Drive, Suite 500

Pittsburgh, PA 15275

If to Buyer:

Accountable Healthcare Staffing, Inc.

4755 Technology Way, Suite 202

Boca Raton, FL 33431

Attention: General Counsel

Email: AndrewGoldwyn@AHCStaff.com

(b) Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective heirs, legal representatives, administrators, successors and assigns.

(c) Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles. Venue and jurisdiction of all actions relating to the performance or interpretation of this Agreement may be brought only in the courts of the Commonwealth of Pennsylvania located in Allegheny County or the United States District Court for the Western District of Pennsylvania. The parties consent to personal jurisdiction in the courts described in this Section for the purpose of all actions, and waive all objections to venue and the right to assert that a court chosen under this Section is improper based on the doctrine of forum non conveniens.

(d) Headings; Interpretation; Definition of “Person”. The paragraph headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement. All referenced is this Agreement to Sections, subsections, clauses, paragraphs and Exhibits shall be deemed references to such parts of this Agreement, unless the context otherwise requires. Whenever the term “including” is used in this Agreement, it will be deemed to mean including without limitation the matters following thereafter. Conflicts or discrepancies, errors, or omissions in the Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of contracting. For purposes of this Agreement, “Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

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(e) Attorneys’ Fees. If there is any action in any manner between the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, the prevailing party will be entitled to recover, in addition to the relief awarded, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, accountants’ and other professional fees and expenses) whether at trial, on appeal, in bankruptcy or arbitration or other dispute resolution proceedings. In determining the costs and expenses to be awarded the prevailing party, the court is not bound by the rules and case law regarding reimbursable costs, but should instead venture to make the prevailing party whole by awarding all reasonable costs incurred in connection with the litigation.

(f) Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

(g) Signatures; Counterparts. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one and the same instrument.

(h) Assignability. No party may assign its rights or obligations under this Agreement to any other Person without the prior written consent of the non-assigning party.

(i) Investigation. Buyer may, through its accountants, attorneys, engineers, agents, employees and others, make such investigations of the business, properties and assets and of the financial and legal and other conditions and location of the Business as it may deem necessary or advisable with respect to those matters and the transactions contemplated by this Agreement.

(j) Time of Essence. Time is of the essence of this Agreement.

(k) Entire Agreement; Amendment. This Agreement together with the Schedules and Exhibits to this Agreement constitute the entire agreement of the parties with respect to its subject matter and supersede and replace all previous verbal or written agreements that the parties may have made with respect to the subject matter hereof. All modifications or amendments of this Agreement must be in writing and signed by all parties to this Agreement.

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(l) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

(m) The representations, warranties, covenants and agreements contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement.

(n) WAIVER OF JURY TRIAL. IF LITIGATION IS BROUGHT TO ENFORCE THIS AGREEMENT, THE PARTIES KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM HAS TO A TRIAL BY JURY. THE PARTIES AGREE THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES’ ENTERING INTO THIS AGREEMENT.

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The parties have executed this Agreement as of the date first written above.

SELLER:	BUYER:

CURASTAT, INC.,	ACCOUNTABLE HEALTHCARE
an Arizona corporation	STAFFING, INC., a Delaware corporation

By:	By:
D. Kevin Horner,	Robert J. Adamson,
its President & Chief Executive Officer	its Chairman & Chief Executive Officer

MASTECH HEALTHCARE, INC., a Pennsylvania corporation

By:
D. Kevin Horner,
its President & Chief Executive Officer

SHAREHOLDER:

MASTECH HOLDINGS, INC., a Pennsylvania corporation

By:
D. Kevin Horner,
its President & Chief Executive Officer

Initialed (Shareholder):	Initialed (Curastat):	Initialed (Mastech Healthcare):	Initialed (Buyer):